                                                                    EXHIBIT 12.2

                       SECURITY CAPITAL INDUSTRIAL TRUST

               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED SHARE DIVIDENDS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                            SIX MONTHS
                          ENDED JUNE 30,         YEAR ENDED DECEMBER 31,
                          --------------- -------------------------------------
                           1997    1996     1996    1995    1994    1993  1992
                          ------- ------- -------- ------- ------- ------ -----
Net Earnings (Loss) from
 Operations.............  $53,672 $35,078 $ 79,384 $47,660 $25,066 $4,412 $(187)
Add:
 Interest Expense.......   24,558  17,359   38,819  32,005   7,568    321   504
                          ------- ------- -------- ------- ------- ------ -----
Earnings as Adjusted....  $78,230 $52,437 $118,203 $79,665 $32,634 $4,733 $ 317
                          ======= ======= ======== ======= ======= ====== =====
Combined Fixed Charges
 and
 Preferred Share
 Dividends:
 Interest Expense.......  $24,558 $17,359 $ 38,819 $32,005 $ 7,568 $  321 $ 504
 Capitalized Interest...    8,505   6,898   16,138   8,599   2,208     98   124
                          ------- ------- -------- ------- ------- ------ -----
   Total Fixed Charges..   33,063  24,257   54,957  40,604   9,776    419   628
 Preferred Share
  Dividends (a).........   17,659  11,368   25,895   6,698     --     --    --
                          ------- ------- -------- ------- ------- ------ -----
Combined Fixed Charges
 and Preferred Share
 Dividends..............  $50,722 $35,625 $ 80,852 $47,302 $ 9,776 $  419 $ 628
                          ------- ------- -------- ------- ------- ------ -----
Ratio of Earnings (Loss)
 to Combined Fixed
 Charges and Preferred
 Share Dividends........      1.5     1.5      1.5     1.7     3.3   11.3    (b)
                          ======= ======= ======== ======= ======= ====== =====

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(a) SCI had no preferred shares prior to 1995.
(b) While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover combined fixed charges and preferred dividends for the year ended December 31, 1992 by $311,000.